                                  EXHIBIT 11

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                             For the three months           For the six months
                                                ended June 30,                ended June 30,
                                               1997          1996           1997           1996
                                           ------------   -----------   -------------   -----------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING

1   Average common shares outstanding        10,904,445    14,629,280     11,916,614     14,602,780

2   Net additional shares assuming
    stock options exercised and
    proceeds used to purchase
    treasury stock, except 1997
    periods where the assumed exercise
    would be antidilutive                            --       775,542             --        739,375
                                           ------------   -----------   -------------   -----------
3   Average number of common and common
    equivalent shares outstanding            10,904,445    15,404,822     11,916,614     15,342,155
                                           ------------   -----------   -------------   -----------


EARNINGS
4   Net income (loss) from continuing      $(40,189,000)  $ 3,566,000   $(50,093,000)   $ 6,719,000
    operations

5   Net income from discontinued                     --     4,509,000      2,282,000      8,219,000
    operations

6   Gain from split-off of discontinued              --            --     45,208,000             --
    operations
                                           ------------   -----------   -------------   -----------

7   Net income (loss)                      $(40,189,000)  $ 8,075,000   $ (2,603,000)   $14,938,000
                                           ============   ===========   ==============  ===========

PER SHARE AMOUNTS
8   Net income (loss)per share from
    continuing operations (line 4/         $      (3.69)  $      0.23   $      (4.20)   $      0.44
    line 3)

9   Net income per share from
    discontinued operations (line                    --          0.29           0.19           0.53
    5/ line 3)

10  Gain per share (line 6/ line 3)                  --            --           3.79             --
                                           ------------   -----------   --------------  -----------

11  Net income (loss) per share (line      $      (3.69)  $      0.52   $      (0.22)   $      0.97
     6/ line 3)
                                           ============   ===========   ==============  ===========

Note: In all periods, earnings per share were calculated using the treasury stock method.
       Fully diluted earnings per share are not presented as they are less than 3% dilutive.